Exhibit 99.1

AUTOBYTEL INC. FILES FORM 10-Q QUARTERLY REPORT WITH THE

SEC AND REPORTS THIRD QUARTER 2006 RESULTS

IRVINE, Calif. - November 9, 2006 — Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-Q Quarterly Report for the third quarter ended September 30, 2006.

“During the third quarter, we made significant progress on our new strategic initiatives, our continued efforts to get the company on a path back toward profitability, and in our endeavors to position the company for long term growth. Despite some challenges in the quarter, we were pleased to see a sequential decrease, on an absolute basis, in our total expense and continued growth in our dealer count,” said Autobytel President and CEO Jim Riesenbach. We continue to work intently to launch new products and services that we believe will transform the Automotive Internet, while improving the Company’s infrastructure and expense structure. Our ongoing priority is to drive higher margins and leverage the power of new media for consumers and our network dealers.”

Summary of the Quarter Ended September 30, 2006:

Revenue for the third quarter of 2006 was $28.2 million, of which $16.5 million was related to Lead Fees, $4.3 million was related to Advertising, $6.4 million was related to CRM services, and $1.0 million was related to Data, Applications and Other. Total revenue declined $2.4 million, or 8% from revenue of $30.6 million in the third quarter of 2005.

Operating expenses were $36.4 million in the third quarter of 2006, an increase of $4.9 million from operating expenses of $31.4 million in the third quarter of 2005.

Net loss for the third quarter of 2006 was $7.9 million, or a loss of $0.19 per fully diluted share.

The Company delivered approximately 700,000 Purchase Requests in the third quarter of 2006. Of these, approximately 500,000 were delivered to retail dealers and approximately 200,000 were delivered to enterprise dealers. Additionally, the Company delivered 200,000 Finance Leads in the third quarter of 2006.

During the third quarter of 2006, the Company changed how it calculates the number of vehicle lead referral customers. The Company now calculates a vehicle lead referral customer based on the dealership physical establishment not on the dealer franchise, and it counts a customer in a single physical establishment who subscribes to more than one of our new car lead referral programs as one customer.

The Company’s lead referral dealerships represent domestic and imported makes of vehicles and light trucks sold in the United States. At September 30, 2006 and 2005, the Company’s new car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 2,550 and 2,580, respectively. The Company’s used car lead referral dealerships, excluding lead referral enterprise dealerships attributable to automotive manufacturers or their automotive buying service affiliates, totaled approximately 1,630 and 1,530 at September 30, 2006 and 2005, respectively. Additionally, through our enterprise sales initiatives, the Company has 10 direct relationships with automotive manufacturers or their automotive buying service affiliates encompassing 20 brands.

As of September 30, 2006, the Company’s finance lead referral network included approximately 370 relationships with retail dealers, finance request intermediaries, and automotive finance companies.

In addition, as of September 30, 2006, CRM customer relationships consisted of approximately 2,610 Web Control® system and approximately 950 Retention Performance Marketing® program relationships.

Domestic cash, cash equivalents, and short-term investments totaled $32.6 million as of September 30, 2006. Net cash used in operations was $5.1 million in the third quarter of 2006.

Business Outlook

“We are enthusiastic about the future as we work tirelessly on launching the new Autobytel,” said Riesenbach. “As we continue to execute on our key priorities of transitioning the Company toward a media-centric business model; providing high value internet marketing services for our dealer and manufacturer customers, and capturing integration and growth opportunities between our businesses, the mission of creating shareholder value will be front and center.”

Conference Call

A conference call to discuss third quarter 2006 financial results will be webcast live on Thursday, November 9, 2006, at 5:00 PM Eastern Time. Participants may listen to a webcast of the live conference call over the Internet by visiting the investor relations section of the Company’s website located at: www.autobytel.com. Below is a direct link to the registration page. Please go to the website at least ten minutes prior to the call to register, download, and install any necessary audio software.

http://www.irconnect.com/abtl/conf/3q2006.html

A replay number will be available beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time). The replay of the conference call may be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers. The conference ID for the replay is 2255782.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL) is one of the largest online automotive marketplaces, empowering consumers to make smart vehicle choices using objective automotive data and insightful interactive editorial content. The result is a convenient car-buying process backed by a nationwide network of dealers who are committed to providing a positive consumer experience. Every day consumers choose Autobytel-owned and operated websites—Autobytel.com, Autoweb.com, CarSmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com – to facilitate their car-shopping decisions. Autobytel’s ability to attract millions of highly qualified, in-market car buyers and connect them with retailers has made it a leader in facilitating the entire customer car-buying lifecycle.

The Company’s innovative marketing, advertising, data and CRM products, including its Web Control® customer management system, Retention Performance Marketing (RPM®) service reminder program, Special Finance LeadsSM, and AIC® data center, are designed to enable dealers to offer a premium consumer experience. Since pioneering pro-consumer online automotive content and purchasing in 1995, Autobytel has helped more than twenty-seven million car buyers, generating billions of dollars in car sales for dealers.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to successfully launch new products and services, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees or attract and integrate new employees, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2005, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contact:

Autobytel Inc. Investor Relations

Jennifer Klein, Vice President, Investor Relations, 949.862.1362 (jenniferkl@autobytel.com)

Autobytel Inc. Media Relations

Melanie Webber, Vice President, Corporate Communications, 949.862.3023

(melaniew@autobytel.com)

AUTOBYTEL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	September 30, 2006	December 31, 2005
ASSETS
Current assets:
Domestic cash and cash equivalents	$23,633	$33,353
Restricted international cash and cash equivalents	349	241
Short-term investments	8,998	12,000
Accounts receivable, net of allowance for bad debts and customer credits of $806 and $1,124, respectively	17,970	19,042
Prepaid expenses and other current assets	2,102	2,456

Total current assets	53,052	67,092
Long-term investments	—	3,000
Property and equipment, net	4,380	4,226
Goodwill	70,697	70,697
Acquired intangible assets, net	1,039	2,189
Other assets	74	124

Total assets	$129,242	$147,328

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,101	$5,709
Accrued expenses	7,752	7,417
Deferred revenues	2,339	3,874
Other current liabilities	1,589	1,666

Total current liabilities	19,781	18,666
Deferred rent - non-current	157	131
Deferred revenues - non-current	—	21

Total liabilities	19,938	18,818
Minority interest	163	163
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 42,522,014 and 42,133,410 shares issued and outstanding, respectively	42	42
Additional paid-in capital	287,928	282,924
Accumulated deficit	(178,829)	(154,619)

Total stockholders’ equity	109,141	128,347

Total liabilities, minority interest and stockholders’ equity	$129,242	$147,328

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenues	$28,158	$30,595	$86,602	$95,308
Costs and expenses:
Cost of revenues	13,778	12,811	42,990	38,880
Sales and marketing	6,142	6,069	20,982	21,159
Product and technology development	6,461	5,713	18,268	18,063
General and administrative	9,647	6,476	28,806	23,343
Amortization of acquired intangible assets	350	370	1,060	1,184

Total costs and expenses	36,378	31,439	112,106	102,629

Loss from operations	(8,220)	(844)	(25,504)	(7,321)
Interest income	457	401	1,400	1,139
Foreign currency exchange gain	4	11	9	21

Loss before income taxes and minority interest	(7,759)	(432)	(24,095)	(6,161)
(Provision) benefit for income taxes	(115)	145	(115)	(126)
Minority interest	(5)	—	—	(93)

Net loss	$(7,879)	$(287)	$(24,210)	$(6,380)

Net loss per share - basic and diluted	$(0.19)	$(0.01)	$(0.57)	$(0.15)

Shares used in computing net loss per share - basic and diluted	42,437,708	41,955,016	42,323,352	41,922,751

Comprehensive loss:
Net loss	$(7,879)	$(287)	$(24,210)	$(6,380)
Foreign currency translation adjustment	—	(87)	—	(401)

Comprehensive loss	$(7,879)	$(374)	$(24,210)	$(6,781)

AUTOBYTEL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2006	2005
Cash flows from operating activities:
Net loss	$(24,210)	$(6,380)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash charges:
Depreciation and amortization	1,639	1,517
Amortization of acquired intangible assets	1,150	1,536
Provision for bad debt	139	621
Provision for customer credits	1,363	2,330
Write-off of capitalized internal use software	264	—
Loss (gain) on disposal of property and equipment	111	(10)
Stock-based compensation	3,860	—
Minority interest	—	93
Foreign currency exchange gain	(9)	—
Changes in assets and liabilities:
Accounts receivable	(430)	(4,457)
Prepaid expenses and other current assets	354	(981)
Other assets	50	17
Accounts payable	2,392	(607)
Accrued expenses	335	(294)
Deferred revenues	(1,556)	85
Accrued domestic restructuring	—	(74)
Other current liabilities	(51)	18

Net cash used in operating activities	(14,599)	(6,586)

Cash flows from investing activities:
Maturities of short-term and long-term investments	9,000	21,600
Purchases of short-term and long-term investments	(2,998)	(8,100)
Change in restricted international cash and cash equivalents	(99)	(213)
Purchases of property and equipment	(2,179)	(2,249)
Proceeds from sale of property and equipment	12	92

Net cash provided by investing activities	3,736	11,130

Cash flows from financing activities:
Proceeds from exercise of stock options and awards issued under the employee stock purchase plan	1,143	318

Net cash provided by financing activities	1,143	318

Net (decrease) increase in cash and cash equivalents	(9,720)	4,862
Cash and cash equivalents, beginning of period	33,353	24,287

Cash and cash equivalents, end of period	$23,633	$29,149

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$318	$588